Exhibit 10.21

FIFTH AMENDMENT
TO THE
SAN JOSE WATER COMPANY CASH BALANCE
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
(Amended and Restated on January 25, 2012, Effective as of January 1, 2012)
WHEREAS, San Jose Water Company (the “Company”) maintains the San Jose Water Company Cash Balance Executive Supplement Retirement Plan (the “Cash Balance SERP”);
WHEREAS, the Company wishes to amend the Cash Balance SERP to grant the Executive Compensation Committee of the SJW Group Board of Directors the discretion to make adjustments to the Cash Balance SERP’s Compensation Contribution rate with respect to any current or new Cash Balance SERP participant;
WHEREAS, Section 8.01 of the Cash Balance SERP permits the Board of Directors to amend the Cash Balance SERP;
NOW, THEREFORE, the Cash Balance SERP is hereby amended as follows effective October 24, 2018:

1.	Section 3.2(a) is amended by adding the following sentence at the end thereof:
Notwithstanding the preceding, the Committee may, in its sole discretion, designate a different formula (as to Years of Credited Service and/or Percent of Compensation) for any Participant, provided no such action shall reduce any Accrued Benefit as of the date of such action.
2.    Except as expressly modified by this Fifth Amendment, all the terms and provisions of the Cash Balance SERP shall continue to remain in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on this 24th day of October, 2018.
SAN JOSE WATER COMPANY

By: /s/ Eric W. Thornburg
Eric W. Thornburg,
Chief Executive Officer and
Chairman of the Board of Directors